UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement

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☐ Soliciting Material Pursuant to § 240.14a-12

BLACKROCK ESG CAPITAL ALLOCATION TERM TRUST

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On June 16, 2023, representatives of BlackRock ESG Capital Allocation Term Trust (the “Fund”) submitted slides to certain representatives of Institutional Shareholder Services Inc. regarding the Fund. A copy of these slides is filed herewith.

Supplemental Materials for Institutional Shareholder Services June 2023BlackRockBlackRock ESG Capital Allocation Term Trust (ECAT)

Excerpts of letters submitted on behalf of BlackRock ESG Capital Allocation Term Trust (the Fund) to the Securities and Exchange Commission staff (the Staff)Excerpt from letter relating to the revised preliminary proxy statement on Form PRRN14A filed on May 9, 2023 by Saba Capital Management, L.P., Saba Capital Master Fund, Ltd., Boaz R. Weinstein, Ravi Bhasin, Ilya Gurevich, Richard Thiemann and Emmanuel Werthenschlag (collectively, Saba) in connection with Saba's Preliminary Proxy Statement regarding the 2023 annual meeting of shareholders (the Annual Meeting) of the Fund (the Saba Proxy Statement):1. Saba's Precatory Proposalsa.Solicitation of Shareholder Vote on Precatory ProposalsBeginning on page 11 of the Saba Proxy Statement, Saba solicits the vote of the Funds shareholders for the following five precatory proposals: (i)a proposal requesting that the Board amend the Funds governing documents to give shareholders the right to adopt alter and repeal the Funds by-laws; (ii) a proposal requesting that the Board declassify the Board so that all Trustees are elected on an annual basis starting at the next annual meeting of the Funds shareholders; (iii) a proposal requesting that the Board amend the Funds governing documents to provide that a plurality be the voting standard to elect Trustees in any contested election; (iv) a proposal requesting that the Board amend the Funds Agreement and Declaration of Trust to remove the provision meant to have the effect of opting into the

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Maryland Control Share Acquisition Act; and (v) a proposal requesting that the Board conduct quarterly tender offers for a minimum of 10% of the outstanding common shares of the Fund at or close to the net asset value if in any quarter, starting with the quarterly period ended September 30, 2023, the average daily discount to net asset value at which the Fund's common shares traded was greater than 10% (each of (i), (ii), (iii), (iv) and (v), a "Proposal" and, collectively, the "Proposals").

We submit that the inclusion of any of the Proposals in the Saba Proxy Statement, any inclusion of the Proposals in any definitive proxy materials and any solicitation of shareholder votes in respect of any of the Proposals would, in each case, violate Rule 14a-9 under the Exchange Act, because the Fund's shareholders do not have the power to vote on the Proposals under the Fund's governing documents or under applicable law. Specifically, the Fund's Amended and Restated Agreement and Declaration of Trust (the "Declaration") clearly and unambiguously provides that shareholders "shall have no power to vote on any matter except matters on which a vote of [s]hareholders is required by applicable law, [the] Declaration or resolution of the Board of Trustees." The Fund's Bylaws (the "Bylaws") similarly unambiguously provide that shareholders "shall have no power to vote on any matter except matters on which a vote of shareholders is required by applicable binding law, the [Declaration] or a resolution of the [Trustees]."

Neither applicable law nor the Declaration requires a vote of shareholders on the Proposals, and the Fund's Board of Trustees (the "Board" and such Trustees, collectively, the "Trustees") has not adopted a resolution requiring a vote of shareholders on the Proposals. The Board acted expeditiously to review, analyze and consider each Proposal following its receipt of Saba's notice thereof on March 22, 2023. On April 28, 2023, the Board met to specifically consider whether to provide for a shareholder vote on the Proposals. Following discussion and consideration of applicable factors and in the exercise of the Trustees' business judgment, the Board determined at such meeting not to adopt a resolution to require a vote of shareholders on the Proposals at the Fund's Annual Meeting. Also on April 28, 2023, following such determination by the Board, the Fund provided written notice to Saba that: (i) the Fund's Declaration and Bylaws provide that shareholders have no power to vote on any matter except matters on which a vote of shareholders is required by applicable law, the Declaration or a resolution of the Board, (ii) neither the Declaration nor applicable law requires a vote of shareholders on the Proposals, and the Board has not adopted a resolution requiring a vote of shareholders on the Proposals, and (iii) accordingly, the Proposals would not be presented at the Fund's Annual Meeting. Saba has acknowledged its receipt of such notice in the Saba Proxy Statement. If helpful to the Staff, an opinion of reputable counsel stating that the Fund's shareholders have no power to vote on the Proposals at the Annual Meeting can be provided.

b. False and Misleading Statements Concerning Shareholder Voting Authority.

Despite Saba indicating that it is familiar with the Bylaws and separately having been notified that the Proposals will not be presented at the Annual Meeting for the reasons set out above, Saba nonetheless included the Proposals in the Saba Proxy Statement and preliminary proxy card. Saba's inclusion of the Proposals in the Saba Proxy Statement or in any definitive proxy materials, and any solicitation of shareholder votes in respect of any of the Proposals, would, in each case, be a clear and direct violation of Rule 14a-9 under the Exchange Act, which prohibits Saba from making false and misleading

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statements in its proxy materials and solicitations. Accordingly, we ask that the Staff act to preclude Saba from including the Proposals in any of its proxy materials.

If Saba is allowed to include the Proposals in its proxy materials, the Fund's shareholders are likely to be misled into falsely believing that they have the power to vote on the Proposals if they use Saba's proxy card, which they do not as outlined above. At a minimum, the Fund's shareholders will be confused by the inconsistency between the Fund's proxy card, which will not include the Proposals, and Saba's proxy card. Disclosure by either Saba or the Fund would be inadequate to mitigate this problem and would result in the Fund's bearing unnecessary costs.

Furthermore, Saba would possess an unfair advantage in its proxy campaign of the type against which Rule 14a-9 was designed to protect, because the Fund's shareholders may only vote using one proxy card. If Saba is allowed to include the Proposals on its proxy card, then Saba's proxy card would contain more proposals than the Fund's proxy card and the Fund's shareholders may be inclined to vote using Saba's proxy card even in instances where they would like to vote for each of the Board's nominees (which they cannot do on Saba's proxy card) and against each the Proposals. This could, in turn, lead to potentially inaccurate vote results and irreparable harm to the Fund and the Board's nominees.

c. SEC Staff's Previous Exclusion of Similar Shareholder Proposals

The Staff has previously taken action to allow the exclusion of a precatory proposal on which shareholders were not entitled to vote. Saba is certainly aware of this Staff position as it was the subject of this previous rejection of an improper shareholder proposal. In 2020, in *First Trust Senior Floating Rate Income Fund II*, SEC No-Action Letter (June 17, 2020), the Staff provided no-action relief to permit a fund to exclude a precatory proposal submitted by Saba to declassify the fund's board from its proxy materials pursuant to Rule 14a-8(b)(1) under the Exchange Act. Saba's precatory proposal in that instance is substantively the same board declassification proposal included in its preliminary proxy materials with respect to the Fund (which is only one of the four Proposals that Saba submitted). In the *First Trust* letter, the Staff based its position on the fact that Saba did not hold "securities entitled to be voted on the proposal," as the fund's Declaration of Trust clearly and unambiguously limited shareholders to vote "*only* on specific matters that are enumerated in the Declaration of Trust." The facts in *First Trust* are substantially the same as those relating to the Proposals, except that, having previously failed in its attempt to bring such a precatory proposal before shareholders of another fund pursuant to Rule 14a-8, Saba is now attempting to circumvent the Staff's authority and inundate the Fund with multiple precatory proposals (none of which Saba has any right to bring before the Fund's shareholders at the Annual Meeting as set out above) by submitting them outside the parameters of Rule 14a-8.

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Excerpt from letter relating to the revised preliminary proxy statement on Form PRRN14A filed on May 17, 2023 by Saba Capital Management, L.P., Saba Capital Master Fund, Ltd., Boaz R. Weinstein, Ravi Bhasin, Ilya Gurevich, Richard Thiemann and Emmanuel Werthenschlag (collectively, "Saba") in connection with Saba's Preliminary Proxy Statement regarding the 2023 annual meeting of shareholders (the "Annual Meeting") of the Fund (the "Saba Proxy Statement"):

We believe that all of the points identified in our prior letter submitted to the Staff on May 11, 2023 (the "May 11 Letter"), regarding Saba's Revised Preliminary Proxy Statement on Form PRRN14A filed on May 9, 2023 remain true in all respects. Despite our May 11 Letter, however, the Saba Proxy Statement continues to contain disclosure soliciting the vote of the Fund's shareholders on the five precatory proposals described in the May 11 Letter (the "Proposals"). Accordingly, we are writing this letter to directly address certain additional statements made in the Saba Proxy Statement regarding the Fund and its Board of Trustees (the "Board") which we believe to be false and misleading in violation of Rule 14a-9.

In addition, we emphasize that, to our knowledge, allowing a shareholder to solicit votes for proposals that the shareholder knows will not be considered at the shareholder meeting has never before been permitted. Notwithstanding the claims in the Saba Proxy Statement, shareholders unequivocally do not have the right to vote on the Proposals under the Fund's

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(Continued)governing documents and there Is no room for an alternate Interpretation. In our opinion, allowing the Proposals to be included in the Saba Proxy Statement will set a dangerous precedent because It empowers shareholders to override fund boards and governing documents with no limitations. Also, we believe allowing the Proposals to be included in the Saba Proxy Statement will result In tremendous share bolder confusion and inaccurate votingFurther. such a precedent could result In similar damaging effects In future proxy fights Involving other closed-end funds or any other public company. We therefore urge the Staff to require Saba to remove the Proposals from the Saba Proxy Statement.On page 3 of the Saba Pretty Statement, Saba claims that the Fund is attempting to "invalidate" the Proposals by asserting that "no shareholder is ever allowed to submit any ... governance or value creation oriented proposals." These statements are false and misleading, they impugn the Fund and they allege improper conduct of the Fund without factual foundation. The Fund has not invalidated, nor sought to invaIidate, any of the Proposals, nor has it claimed that shareholders cannot submit proposals of the type submitted by Saba.will be submitted to a vote of the Funds shareholders at the Annual Meeting if such proposals arc eligible to be voted on under the Funds Amended a nd Restated Agreement a nd Declaration of Trust (the "Declaration") or applicable law, or if otherwise determined by a resolution of the Board. Sabas Proposals, however, relate to matters on which the Funds shareholders do not, under either the Declaration or applicable law, have the power to vote, and foe Boa rd has not adopted any resolution requiring a vote of the Funds shareholders on the Proposals. Therefore, the Proposals need not, and will not, be presented at the Funds Annual Meeting.The Saba Proxy Statement also states that "the Fund sent Saba a letter asserting that the Fund would not allow the [Proposals] to be presented at the Annual Meeting, citing to a provision of the Fund's organizational documents that the Fund purports to bar all shareholders from ever submitting... any of the governance and value creation oriented proposals." This statement by Saba is false and misleading a nd it impugns the Fund. The Fund did not, and docs not, cite to a provision to "purport" to bar ad stareholders is Oom ever submitting proposals of die type submitted by Saha. Di feet, the Fund did not even address shareholder submission of proposals in its letter to Saba Radier, as previously dese ribed i n the May 11 Letter, the Fund, in ita April 28,2023 tetter to Saba provided written notice to Saba that: (i) the Declaration and Bylaws provide thd shareholders have no power to vote on any matter except matters on which a vote of sharchokicrs is required by applicable law, the Declaration or a resolution of the Boa rd, (Li) nc ither the Deeb ratten nor applicable law icquircsa vote ofshareholdcisonthc Proposals, and the Board has not adopted arcsolution requiring a vote of share holders on the Proposals, and |iii) itcordingly, the P roposa Is would not be presented al die F unds A nnuaJ Meeting.11K Saha Proxy Statement further states that Saha disputes "the Funds interpretation" of the Funds organizational doc umcnls. This statement by Saha is inaccurate and misleading. The provision in the Declaration regarding matters on which shareholders have the power to vote is clear and unambiguous, as discussed in the May II Letter, and not subject to disagreement witi: respect to its interpretation.Sahas mischa ractc rization of the F unds gover ni ng documc nts a nd i nacc urate portraya I of the F unds position re ndcr the above stale mcnis in the Saba Proxy Statement false and misleading under, and in violation of Rule 14a-9.